EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement of Rokwader, Inc. on Form S-1 Amendment No.5 to be filed with the Commission on or about May 12, 2008 of our Independent Registered Public Accounting Firm’s Report dated April 11, 2008, covering the consolidated financial statements of Rokwader, Inc., for the years ended December 31, 2007, 2006 and period from inception (March 18, 2005) to December 31, 2007.

We also consent to the reference to us given as experts in matters of accounting and auditing in this registration statement.

/s/ Stonefield Josephson, Inc.
Los Angeles, California
May 12, 2008